                                                                      EXHIBIT 12

         STATEMENT OF CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         THREE MONTHS
                                                             ENDED                    FISCAL YEAR ENDED JUNE 30,
                                                        ---------------  -----------------------------------------------------
                                                        SEPT. 30, 1997     1997       1996       1995       1994       1993
                                                        ---------------  ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest charges....................................     $    13.2          51.1       64.8       70.2       91.2       55.6
                                                               -----     ---------  ---------  ---------  ---------  ---------
                                                               -----     ---------  ---------  ---------  ---------  ---------
Earnings:
  Net earnings (loss).................................          26.7         193.1      144.3      180.9       19.2     (127.0)
  Extraordinary charge................................            --          11.4         --        6.5       25.2        2.0
  Cumulative effect of accounting change..............            --            --         --        5.9         --       47.1
  Provision (credit) for income taxes.................          15.3         117.5       94.1      115.5       34.8      (39.1)
  Minority interest...................................          31.7         155.4      191.5      130.4       55.6         --
  Interest charges....................................          13.2          51.1       64.8       70.2       91.2       55.6
                                                               -----     ---------  ---------  ---------  ---------  ---------
    Total earnings....................................     $    86.9         528.5      494.7      509.4      226.0      (61.4)
                                                               -----     ---------  ---------  ---------  ---------  ---------
                                                               -----     ---------  ---------  ---------  ---------  ---------
  Ratio of earnings to fixed charges..................          6.58         10.34       7.63       7.26       2.48      (1.10)
                                                               -----     ---------  ---------  ---------  ---------  ---------
                                                               -----     ---------  ---------  ---------  ---------  ---------
  Ratio of earnings to fixed charges(1)...............          6.58         10.34       9.16       7.26       2.48       1.94
                                                               -----     ---------  ---------  ---------  ---------  ---------
                                                               -----     ---------  ---------  ---------  ---------  ---------

------------------------

(1) The ratio of earnings to fixed charges for the fiscal year ended June 30, 1996, excludes a charge of $98.6 millon relating to the merger of The Vigoro Corporation into a wholly-owned subsidiary of the Company. The ratio of earnings to fixed charges for the fiscal year ended June 30, 1993 excludes a charge of $169.1 million relating to the settlement of litigation resulting from a May 1991 explosion at a nitropariffins plant in Sterlington, Louisiana.